Exhibit 99.1

Watsco Achieves Record First Quarter Results

23% EPS increase on Strong Replacement Sales and Expanded Margins

Annual Dividend Rate Boosted 50% to $2.40 Per Share

MIAMI, Florida – (BUSINESS WIRE), April 17, 2014 – Watsco, Inc. (NYSE:WSO) today reported record results for the first quarter ended March 31, 2014. Watsco also announced that its Board of Directors has approved a 50% increase in the Company’s annual dividend to $2.40 per share.

Key performance metrics:

•	Revenues increased 7% to a record $763 million
•	Gross profit margin increased 10 basis-points
•	SG&A decreased 30 basis-points as a percentage of sales
•	Operating margins expanded 40 basis-points
•	Earnings per diluted share climbed 23% to a record 48 cents
•	Record first quarter operating cash flow

Revenues trends:

•	HVAC equipment (62% of sales) increased 8%
•	Non-equipment HVAC products (33% of sales) increased 5%
•	Commercial refrigeration products (5% of sales) increased 2%

Albert H. Nahmad, Watsco’s President & Chief Executive Officer stated: “Watsco delivered another solid quarter of performance driven by sales growth, higher selling margins and improved operating efficiencies. We experienced healthy demand for residential products in the United States, which grew 13%, from strong unit growth and a better sales mix of high efficiency systems. We are off to a strong start and believe 2014 will be a record year for our company.”

Mr. Nahmad added, “We are also pleased to increase Watsco’s dividend to an annual rate of $2.40 per share beginning in July, well ahead of schedule. As evidenced by our long-term track record, we have great confidence in our business to produce both meaningful earnings growth and cash flow that exceeds net income. It is always our intention to share cash flow through increasing dividends. Having said that, we also want to retain the ability to invest in our network and additional opportunities that may come our way.”

It is important to note that the first quarter of each calendar year is the seasonal low point for sales and profits due to the magnitude of the replacement market for air conditioning, heating and refrigeration systems during the second and third quarters of each calendar year. Accordingly, the Company’s first quarter financial results are disproportionately affected by this seasonality and the overall general economic conditions.

Conference Call

Watsco is hosting a conference call at 10:00 a.m. (EDT) on April 17, 2014 to discuss its first quarter results. The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s website. For those unable to connect to the webcast, you may listen via telephone. The dial-in number for callers in the United States is (866) 652-5200 and for international callers is (412) 317-6060.

About Watsco, Inc.

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately half of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. We operate from 568 locations in the United States, Canada, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. As the industry leader, significant growth potential remains given that the estimated marketplace in the Americas for HVAC/R products is $35 billion. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended March 31,
	2014	2013
Revenues	$762,568	$713,633
Cost of sales	574,499	538,187

Gross profit	188,069	175,446
Gross profit margin	24.7%	24.6%

SG&A expenses	152,516	144,892

Operating income	35,553	30,554
Operating margin	4.7%	4.3%

Interest expense, net	1,009	1,182
Income before income taxes	34,544	29,372
Income taxes	10,141	8,283

Net income	24,403	21,089
Less: net income attributable to noncontrolling interest	7,650	7,704

Net income attributable to Watsco, Inc.	$16,753	$13,385

Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$16,753	$13,385
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	1,242	937

Earnings allocated to Watsco, Inc. shareholders	$15,511	$12,448

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	32,305,445	32,213,440

Diluted earnings per share for Common and Class B common stock	$0.48	$0.39

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2014	2013
Cash and cash equivalents	$19,457	$19,478
Accounts receivable, net	394,873	399,565
Inventories	707,839	583,154
Other	16,997	18,905

Total current assets	1,139,166	1,021,102
Property and equipment, net	44,072	45,418
Goodwill, intangibles, net and other	593,618	603,011

Total assets	$1,776,856	$1,669,531

Accounts payable and accrued expenses	$353,066	$243,399
Current portion of long-term obligations	109	107

Total current liabilities	353,175	243,506
Borrowings under revolving credit agreement	226,744	230,044
Deferred income taxes and other liabilities	68,888	68,589

Total liabilities	648,807	542,139

Watsco’s shareholders’ equity	844,857	840,396
Noncontrolling interest	283,192	286,996

Shareholders’ equity	1,128,049	1,127,392

Total liabilities and shareholders’ equity	$1,776,856	$1,669,531

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Quarter Ended March 31,
	2014	2013
Cash flow from operating activities:
Net income	$24,403	$21,089
Non-cash items	10,438	10,166
Changes in working capital	(9,940)	(48,754)

Net cash provided by (used in) operating activities	24,901	(17,499)

Cash flow from investing activities:

Capital expenditures, net	(1,666)	(2,959)

Cash flow from financing activities:
Dividends on Common and Class B Common stock	(13,923)	(8,640)
Net (repayments) proceeds under revolving credit agreement	(2,553)	6,651
Distributions to noncontrolling interest	(7,614)	(29,637)
Other	978	546

Net cash used in operating activities	(23,112)	(31,080)

Effect of foreign exchange rate changes on cash and cash equivalents	(144)	(199)

Net decrease in cash and cash equivalents	(21)	(51,737)
Cash and cash equivalents at beginning of period	19,478	73,770

Cash and cash equivalents at end of period	$19,457	$22,033

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